Exhibit 99.4(b)

FIRST AMENDMENT

TO

UNCOMMITTED MASTER REPURCHASE AGREEMENT

First Amendment to Uncommitted Master Repurchase Agreement dated as of August 14, 2020 (this “Amendment”) between RCC Real Estate SPE 8, LLC (“Seller”) and JPMorgan Chase Bank, National Association, a national banking association (“Buyer”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement (as defined below).

RECITALS

WHEREAS Seller and Buyer are parties to that certain Uncommitted Master Repurchase Agreement, dated as of October 26, 2018 (the “Repurchase Agreement”);

WHEREAS, Seller and Buyer have agreed to amend certain provisions of the Repurchase Agreement in the manner set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

SECTION 1.  Amendments to Defined Terms.

(a)	Article 2 of the Repurchase Agreement is hereby amended by deleting in its entirety the defined term “Manager” and replacing the defined term “Manager” as follows:

“Manager” shall mean ACRES Capital, LLC.

SECTION 2.  Amendments to Annex I, Exhibit I, Exhibit X, Exhibit XIII.

(a)	The Name and Address with respect to Seller on each of the Exhibits referenced above shall be deleted in its entirety and replaced as follows:

RCC REAL ESTATE SPE 8, LLC

c/o ACRES Capital, LLC

865 Merrick Avenue, Suite 200S

Westbury, NY 11590

Attention: Jaclyn Jesberger

Telephone: (516) 882-1662

Email: jjesberger@acrescap.com

SECTION 3.  Conditions Precedent.  This Amendment shall become effective on the date on which this Amendment is executed and delivered by a duly authorized officer of each of Buyer and Seller.

SECTION 4. Acknowledgments of Guarantor. Guarantor hereby acknowledges and  agrees that (a) it continues to be bound by the Guarantee Agreement to the extent of the  obligations (as defined therein), and (b) as of the date hereof, Buyer is in compliance with its undertakings and obligations under the Repurchase Agreement, the Guarantee Agreement and each of the other Transaction Documents.

SECTION 5. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” signed,” “signature,” and words of like import as used above and elsewhere in this Amendment or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed oradopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

SECTION 6. Costs and Expenses. Seller shall pay Buyer’s reasonable actual out of pocket costs and expenses, including reasonable fees and expenses of attorneys, incurred in connection with the preparation, negotiation, execution and consummation of this Amendment.

SECTION 7. No Novation, Effect of Agreement. Seller and Buyer have entered into this Amendment solely to amend the terms of the Repurchase Agreement and do not intend this  Amendment or the transactions contemplated hereby to be, and this Amendment and the transactions contemplated hereby shall not be construed to be, a novation of any of the obligations of Seller under or in connection with the Repurchase Agreement.

SECTION 8. Submission to Jurisdiction. Each party hereto irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Amendment or relating in any way to this Amendment and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. The parties hereto hereby irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified in the Repurchase Agreement. The parties hereto hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 8 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

SECTION 9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT.

SECTION 10. GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AMENDMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AMENDMENT SHALL BE GOVERNED BY AND

CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AMENDMENT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written and effective as of the First Amendment Effective Date.

RCC REAL ESTATE SPE 8, LLC, a
Delaware limited liability company

By:	/s/ Michael A. Pierro
	Name:	Michael A. Pierro
	Title:	Vice President

EXANTAS CAPITAL CORP., a Maryland
corporation

By:	/s/ Michael A. Pierro
	Name:	Michael A. Pierro
	Title:	Senior Vice President

JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION, a National
Banking Association

By:	/s/ Thomas Cassino
	Name:	Thomas Cassino
	Title:	Managing Director